Exhibit 10.32

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 15, 2011, is entered into by and among Rentech Nitrogen GP, LLC, a Delaware limited liability company (the “Company”), and Wilfred R. Bahl, Jr. (“Executive”).

RECITALS

A. Rentech Nitrogen Partners, L.P., a Delaware limited partnership (the “Partnership”), has filed a registration statement on Form S-1 (Registration No. 333-176065) (the “Registration Statement”) relating to the offer and sale of common units representing limited partner interests in the Partnership (the “Common Units”);

B. The Company is the general partner of the Partnership and, in connection with the Partnership’s initial public offering of the Common Units pursuant to the Registration Statement (the “IPO”), Rentech Energy Midwest Corporation, a Delaware corporation (“REMC”), will become a wholly-owned subsidiary of the Partnership and the employees of REMC will become employees of the Company and will cease to be employees of REMC;

C. Executive is currently employed by REMC and is currently a party to that certain Change in Control Severance Benefits Agreement with REMC, dated May 10, 2011 (the “CIC Agreement”);

D. In connection with the Partnership’s IPO, the Company and Executive desire that the Company shall employ Executive and Executive shall accept such employment, beginning on the date of the first closing (the “Closing”) of the sale of the Partnership’s Common Units pursuant to the Registration Statement (the “Effective Date”), subject to the terms and conditions set forth herein, and that this Agreement shall supersede and replace in its entirety the CIC Agreement.

E. This Agreement shall become effective only if the Closing occurs.

AGREEMENT

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Period. Subject to the provisions for earlier termination herein, Executive’s employment under this Agreement shall be for a period commencing on the Effective Date and ending on the second (2nd) anniversary of the Effective Date (the “Employment Period”), provided, however, that the Employment Period shall automatically renew for successive one (1)-year periods on each anniversary of the Effective Date thereafter, unless either party provides the other party with written notice in accordance with Section 9 below of intent not to renew the Employment Period at least thirty (30) days prior to the end of the initial Employment Period or any subsequent extension thereof.

2. Position and Duties.

(a) Position. During the Employment Period, Executive shall serve as Senior Vice President of Finance and Administration of the Company. During the Employment

Period, Executive shall render such executive and managerial services to the Company as are consistent with Executive’s position and the by-laws of the Company and as the Company may from time to time reasonably direct. Executive shall also serve for no additional compensation or remuneration, if requested by the Company, as an officer or director of such subsidiaries of the Company as may from time to time be designated by the Board of Directors of the Company (the “Board”).

(b) Duties and Responsibilities. During the Employment Period, Executive shall report to the Chief Operating Officer of the Company and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Company and shall support and cooperate with the Company’s efforts to operate in conformity with the business and strategic plans approved by the Company. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Company’s Board of Directors (the “Board”). Nothing contained herein shall preclude Executive from (i) engaging in charitable and community activities, (ii) participating in industry and trade organization activities, and (iii) managing his and his family’s personal investments and affairs, to the extent such activities do not, individually or in the aggregate, materially interfere with Executive’s performance of his duties hereunder.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary of $199,000 per year (the “Base Salary”), payable in regular installments in accordance with the Company’s ordinary payroll practices (in effect from time to time), but in any event no less frequently than monthly. Executive shall be eligible for an annual review of his Base Salary based on performance as determined by the Board in its sole discretion.

(b) Annual Bonus. For each fiscal year ending during the Employment Period, Executive will be eligible to earn an annual bonus based on achievement of performance criteria established by the Board as soon as administratively practicable following the beginning of each such fiscal year (the “Annual Bonus”). The target amount (the “Target Bonus”) of Executive’s Annual Bonus shall equal thirty percent (30%) of Executive’s Base Salary (at the annual rate in effect at the start of the fiscal year), with a maximum Annual Bonus in an amount equal to sixty percent (60%) of Executive’s Base Salary (at the annual rate in effect at the start of the fiscal year). For the avoidance of doubt, the amount of any Annual Bonus may be less than the Target Bonus (and may equal zero), as determined in the sole discretion of the Board. The Company shall pay the Annual Bonus for each fiscal year (if any) after the end of the Company’s fiscal year in accordance with procedures established by the Board, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of such fiscal year. To be eligible for an Annual Bonus pursuant to this Section 3(b), Executive must be an employee of the Company on the last day of the relevant fiscal year.

(c) Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement in accordance with the Company’s policies in effect from time to time for similarly situated executives with respect to travel, entertainment and other business expenses.

(d) Other Benefits. Executive shall also be entitled to the following benefits during the Employment Period:

(i) participation in the Company’s retirement plans, health and welfare plans, disability insurance plans and other benefit plans, as in effect from time to time, in accordance with the terms of such plans and to the same extent and under the same conditions such participation and coverage are provided generally to similarly situated executives of the Company;

(ii) coverage for services rendered to the Company and its Affiliates (as defined below) while Executive is a director or officer of the Company or of any of its Affiliates, under the director and officer liability insurance policy(ies) maintained by the Company from time to time; and

(iii) paid vacation in accordance with the plans, programs and policies of the Company generally applicable to similarly situated executives of the Company.

Nothing contained in this Section 3(d) shall, or shall be construed so as to, obligate the Company to adopt or maintain any plan, program or policy at any time.

4. Termination of Employment. If Executive’s employment with the Company terminates for any reason, the Company shall pay or provide to Executive: (i) Executive’s earned but unpaid Base Salary through the date of termination, (ii) Executive’s accrued but unpaid vacation time through the date of termination, (iii) reimbursement of any business expenses incurred by Executive on or prior to the date of termination that are reimbursable under Section 3(c) above, and (iv) any vested amounts due to Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) – (iii) of the preceding sentence shall be paid within thirty (30) days after the date of termination (or such earlier date as may be required by applicable law); the Accrued Obligations described in clause (iv) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.

(a) Termination Without Cause or for Good Reason. In the event that Executive incurs a “separation from service” (within the meaning of Section 409A (as defined below) (a “Separation from Service”) due to a termination of employment (i) by the Company without Cause (as defined below), or (ii) by Executive for Good Reason (as defined below), then, in addition to the Accrued Obligations, subject to Executive’s timely execution and non-revocation of a release substantially in the form attached as Exhibit A (the “Release”) , Executive shall be entitled to the benefits set forth below in this Section 4(a). Each payment under this Section 4(a) shall be treated as a separate payment for purposes of Section 409A.

(i) The Company shall pay Executive an amount equal to twelve (12) months of Executive’s Base Salary (as in effect on the date of Executive’s termination), payable in substantially equal installments in accordance with the Company’s normal payroll procedures during the period commencing on the date of termination and ending on the twelve (12)-month anniversary of the date of termination; provided, that no payments under this Section 4(a)(i) shall be made prior to the first payroll date occurring on or after the thirtieth (30th) day following the date of termination (such payroll date, the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon).

(ii) The Company shall pay Executive an amount equal to Executive’s Target Bonus for the year in which the date of termination occurs, payable in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior executives generally for such fiscal year, but in no event prior to the First Payroll Date or later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year in which the date of termination occurs.

(iii) Executive shall be entitled to receive benefits mandated under Section 4980B of the Code, as amended (“COBRA”) or any replacement or successor provision of United States tax law, subject to Executive’s valid election to receive COBRA benefits, at the same levels as in effect for Executive and Executive’s dependents immediately prior to Executive’s termination of employment, with the premium paid at the Company’s expense until the first to occur of (A) twelve (12) months from the date of termination, (B) the expiration of the period of time during which Executive is entitled to continuation coverage under the Company’s group health plan under COBRA, or (C) such date that Executive becomes eligible for coverage under the group health plan of another employer (in any case, the “Continuation Period”), provided, that if (I) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Continuation Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (II) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), or (III) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, then, in any such case, an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the Continuation Period (or the remaining portion thereof) . After the Continuation Period, any COBRA continuation (to the extent permitted under applicable law) shall be at Executive’s sole expense.

(b) Non-Renewal. In the event that Executive incurs a Separation from Service as a result of the Company electing not to renew the Agreement in accordance with Section 1 above on terms and conditions substantially similar to those contained herein and, at the time of such non-renewal, Executive is willing and able to continue providing services on terms and conditions substantially similar to those contained in this Agreement, then, subject to Executive’s timely execution and non-revocation of a Release substantially in the form attached as Exhibit A, (i) the Company shall pay Executive an amount equal to twelve (12) months of Executive’s Base Salary (as in effect on the date of Executive’s termination), which amount shall, subject to Section 19 below, be paid in substantially equal installments over a period of twelve (12) months from Executive’s Separation from Service in accordance with the payroll practices of the Company in effect from time to time (with the first such payment occurring on the First Payroll Date and any amounts otherwise payable prior to the First Payroll Date paid instead on the First Payroll Date without interest thereon), and (ii) if

Executive has not already been awarded an Annual Bonus in respect of the fiscal year immediately preceding such non-renewal, the Company may, in its sole discretion, award some portion of an Annual Bonus to Executive in respect of such fiscal year based on Executive’s service and the attainment of applicable performance objectives during such fiscal year. Each payment under this Section 4(b) shall be treated as a separate payment for purposes of Section 409A.

(c) Other Terminations. In the event that Executive’s employment with the Company is terminated for any reason not described in Section 4(a) or Section 4(b) above (including, but not limited to, a termination due to Executive’s death or disability, a termination for Cause or due to Executive’s resignation without Good Reason or Executive’s election not to renew the Employment Period, in any case), the Company shall pay to Executive the Accrued Obligations in accordance with Section 4(a) above.

(d) No Other Payments. Except as expressly provided in Sections 4(a) and (b) above, upon Executive’s termination of employment with the Company, Executive shall have no rights to any payments or benefits in connection with Executive’s employment with the Company or the termination thereof, including without limitation, rights to any salary, bonuses, employee benefits or other compensation which would have accrued or become payable after the termination or expiration of the Employment Period, other than those expressly required under applicable law (e.g., COBRA). In the event of a termination of Executive’s employment with the Company, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 4.

(e) Resignation as Director and Officer. Effective as of the date of termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates. At the Company’s request, Executive shall execute and deliver such documentation as the Company may prescribe in order to effectuate such resignation(s).

(f) Return of Company Property. Executive hereby agrees to return to the Company, no later than the date of termination, all Company files, Company confidential or proprietary information (in any form contained, including any copies thereof), access keys, desk keys, identity badges, computers, electronic devices, telephones and credit cards, and such other property of the Company as may be in Executive’s possession.

(g) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Affiliate” means, with respect to any person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, a “Person”), any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(ii) “Cause” shall mean one or more of the following:

(A) any material failure by Executive to perform Executive’s duties and responsibilities reasonably assigned to Executive by the Company (other than due to Executive’s disability);

(B) any act of fraud, embezzlement, theft or misappropriation by Executive relating to the Company or its business or assets;

(C) Executive’s commission of a felony or a crime involving moral turpitude;

(D) any gross negligence or intentional misconduct on the part of Executive in the conduct of Executive’s duties and responsibilities with the Company or which adversely affects the image, reputation or business of the Company or its Affiliates; or

(E) any material breach by Executive of any agreement between the Company and Executive.

(iii) “Good Reason” shall mean Executive’s resignation from employment with the Company as a result of one or more of the following:

(A) a material reduction in Executive’s Base Salary, unless such reduction in Base Salary is part of a general decrease in the base salary of similarly affected employees as part of a general cost reduction exercise;

(B) a material reduction in Executive’s job duties and responsibilities or the assignment to Executive of any duties inconsistent in any material respect with Executive’s position with the Company; or

(C) a material change in the geographic location at which Executive must perform services to the Company; provided, that in no event will a relocation to a location within a fifty (50) mile radius of Executive’s principal work location as of the Effective Date be deemed material for purposes of this clause.

For the avoidance of doubt, Executive’s voluntary resignation or retirement shall not constitute Good Reason. Notwithstanding the foregoing, Executive’s resignation for Good Reason shall not be effective unless and until (i) Executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for Good Reason within thirty (30) days after the occurrence thereof, (ii) the Company has not cured such acts or omissions within thirty (30) days of its actual receipt of such notice, and (iii) the effective date of Executive’s termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.

5. Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement. The Company and Executive acknowledge and agree that Executive’s agreement to enter into and adhere to the confidentiality, non-competition, non-solicitation and non-disparagement provisions contained in this Section 5 constitutes a material inducement for the Company to enter into this Agreement, and is necessary to protect the goodwill of the Company and its Affiliates, which include, without limitation, the Partnership and Rentech Inc., a Delaware corporation (“Rentech”).

(a) Confidentiality. Executive acknowledges and agrees that Executive is bound by the terms of an Employee Agreement Regarding Ownership of Ideas and Nondisclosure entered into for the benefit of Rentech and its Affiliates (together with any other agreements protecting the confidential information of Rentech, REMC and/or their Affiliates, the “Confidentiality Agreement”) and that nothing contained herein shall limit in any way Executive’s obligations under the Confidentiality Agreement.

(b) Non-Competition. Executive acknowledges that: (i) the Company currently sells products and/or otherwise conducts business in each of the States of Illinois, Indiana, Iowa, Michigan, Minnesota, Missouri, Nebraska, Ohio, South Dakota and Wisconsin; and (ii) Executive has access to the trade secrets and other Confidential Information of the Company, Rentech, the Partnership and their Affiliates. In order to protect the interests of the Company and its Affiliates in the goodwill of the Company and the trade secrets and Confidential Information of the Company and its Affiliates, during the Employment Period and for a period of one (1) year after Executive’s termination of employment with the Company and its Affiliates for any reason (the “Restricted Period”), Executive shall not, anywhere in the States of Illinois, Indiana, Iowa, Michigan, Minnesota, Missouri, Nebraska, Ohio, South Dakota and Wisconsin, or any other location in which the Company conducts business during Executive’s employment with the Company (such locations, together, the “Restricted Territory”), directly or indirectly, without the prior written consent of the Company, perform services for, with or without pay, or have a financial interest of any kind in, any business, individual, partner, firm, corporation, or other entity, whether as an employee, officer, director, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, that is then a Competitor. For purposes of this Agreement, a “Competitor” is any person or entity engaged in or planning to engage in the Business. For purposes of this Agreement, the “Business” means the business of producing, selling, distributing and/or marketing nitrogen-based products and by-products, including, without limitation, ammonia, urea ammonium nitrate solution, liquid or granular urea, nitric acid, carbon dioxide and diesel-exhaust fluid. Executive and the Company acknowledge and agree that the terms set forth in this Section 5(b) shall apply in each county of the State of Illinois and in the entire Restricted Territory.

Notwithstanding the foregoing, the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Regulation 13D of the General Rules and Regulations under the Exchange Act, of not more than one percent (1%) of the voting stock of any publicly-held corporation shall not alone constitute a violation of this Agreement.

(c) Non-Solicitation of Customers, Suppliers and Service Providers. During the Restricted Period, Executive shall not, directly or indirectly, solicit or influence or attempt to solicit or influence any customers, suppliers or service providers of the Company and/or its Affiliates to terminate or limit their relationship with the Company and/or its Affiliates as customers, suppliers or service providers to the Company or to divert their purchases, sales, supplies or other activities with respect to the Business to any Competitor.

(d) Non-Solicitation of Employees. Executive recognizes that Executive possesses and will possess Confidential Information about the employees of the Company and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company or its Affiliates.

Executive recognizes that the information that Executive possesses and will possess about these employees is not generally known, is of substantial value to the Company and its Affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by Executive because of Executive’s position with the Company and its Affiliates. Executive agrees that, during the Restricted Period, Executive will not solicit, directly or indirectly, any employees or independent contractors of the Company and its Affiliates to terminate or limit their relationship as employees or independent contractors of the Company or its Affiliates, or to become employed by or provide services to any person or entity other than the Company or its Affiliates for any reason and/or to perform services for a Competitor (as an employee, independent contractor or otherwise).

(e) Non-Disparagement. Executive agrees that during the Employment Period and thereafter, Executive will not make any statement, publicly or privately, to any individual or entity, including, without limitation, clients, customers, employees, financial or credit institutions, which could reasonably be expected to disparage the Company, any of its Affiliates or any of their respective employees, officers or directors.

(f) Injunctive Relief. It is expressly agreed that the Company and its Affiliates will or would suffer irreparable injury if Executive were to breach any of the provisions of this Section 5 and that the Company and its Affiliates would by reason of any such breach be entitled to injunctive relief in a court of competent jurisdiction without the need to post a bond or other security and without the need to demonstrate special damages. The aforementioned injunctive relief is and shall be in addition to any other remedies that may be available to the Company and its Affiliates under this Agreement or otherwise.

(g) Survival of Provisions. The obligations contained in this Section 5 shall survive the termination or expiration of Executive’s employment with the Company, and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(h) No Additional Obligations of Executive Excused. All of the provisions of this Section 5 are in addition to any other written agreements on the subjects covered herein that Executive may have with the Company and its Affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

(i) Tolling for Periods of Breach. The Restricted Period shall be extended for a period equal to any period during which Executive is in breach of this Section 5.

(j) Third-Party Beneficiaries. The Company’s Affiliates, including, without limitation, the Partnership and Rentech, shall be third-party beneficiaries of this Section 5, and shall be entitled to enforce the provisions of this Section 5 against Executive.

6. Transitional Inquiries. For a reasonable period of time following the date of Executive’s termination with the Company, but in no event less than three (3) months following the date of termination, Executive agrees to be available to the Company to answer telephone inquiries related to the transition of Executive’s duties without payment of additional compensation. Executive’s obligations pursuant to this Section 6 are a material inducement to the Company’s entering into this Agreement with Executive.

7. Executive’s Representations. Executive represents and agrees that Executive fully understands Executive’s right to discuss all aspects of this Agreement with Executive’s private attorney, has been advised to do so by the Company, and that to the extent, if any, that Executive desired, Executive availed himself of such right. Executive further represents that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive is competent to execute this Agreement, that Executive’s agreement to execute this Agreement has not been obtained by any duress and that Executive freely and voluntarily enters into it, and that Executive has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

8. Employment At-Will. Subject to the termination and severance obligations provided for in Section 4 of this Agreement, Executive hereby agrees that the Company may dismiss Executive and terminate Executive’s employment with the Company, with or without advance notice and without regard to (i) any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (ii) any statements made to Executive, whether made orally or contained in any document, pertaining to Executive’s relationship with the Company, or (iii) the existence or non-existence of Cause. Executive’s participation in any benefit plan or compensation arrangement will not give Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

9. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

General Counsel

Rentech, Inc.

10877 Wilshire Blvd., Suite 600

Los Angeles, CA 90024

To Executive:

To the address on file in the permanent records of the Company at the time of the notice.

In the event the Company relocates its executive offices, the then-effective address shall be substituted for that set forth above. All notices hereunder shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt; or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

10. Effectiveness. This Agreement shall become effective on the Effective Date without further action by any party; provided, that if the Closing does not occur within one hundred eighty (180) days of the date of this Agreement, then this Agreement shall be null and void and of no force or effect.

11. Severability. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

12. Enforcement. Without in any way limiting any light or remedy otherwise available to the Company, if Executive materially violates any provision of this Agreement or any other confidentiality, nondisclosure, noncompetition or similar agreement with the Company to which Executive is a party, and such violation, if unintentional on the part of Executive, continues for a period of ten (10) days following receipt of written notice from the Company, any severance payments then or thereafter payable by the Company to Executive under Section 4(a) or Section 4(b) above may be terminated forthwith and upon such election by the Company, the Company’s obligation to pay and Executive’s right to receive such amounts shall terminate and be of no further force or effect. Executive’s obligations under this Agreement shall not be limited or affected by, and such obligations shall remain in full force and effect notwithstanding, the termination of any severance payments by the Company in accordance with this Section 12. The Company’s exercise of its right to terminate such payments shall not be deemed to be an election of remedies by the Company and shall not in any manner modify, limit or preclude the Company from exercising any other rights or seeking any other remedies available to it at law or in equity.

13. Complete Agreement. This Agreement, the Confidentiality Agreement and any other documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among Executive and the Company or any successor thereto, whether written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the CIC Agreement).

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive and the successors and assigns of the Company (including without limitation, any successor due to reincorporation of the Company or formation of a holding company). Executive may not assign Executive’s rights (except by will or the laws of descent and distribution) or delegate Executive’s duties or obligations hereunder. No payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to the principles of conflicts of laws thereof.

18. Amendment and Waiver. Except as provided in Section 19 below, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate Executive’s employment and the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19. Internal Revenue Code Section 409A.

(a) General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company shall consult with Executive and may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder and/or to preserve the economic benefits of such compensation and benefits, including actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, that this Section 19(a) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Executive for any failure to do so.

(b) Specified Employee. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payment under Section 4 above, shall be paid to Executive during the six (6)-month period following his Separation from Service to the extent that the Company determines that Executive is a “specified employee” at the time of such Separation from Service (within the meaning of Section 409A) and that that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of Executive’s death), the Company shall pay to Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six (6)-month period. The Company’s determination as to whether such six-month delay is required by this sub-paragraph shall be made in good faith by the Company after consultation between the Company and Executive.

20. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

21. Withholding. Any payments made or benefits provided to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract, except that to the extent that any such benefits are not paid to Executive in cash or concurrently with cash payment sufficient to satisfy applicable withholding obligations, Executive shall remit to the Company the amount of any applicable withholding taxes concurrently with the provision of such benefits. To the extent that any taxes may be payable by Executive for the benefits provided to Executive by this Agreement beyond those required to be withheld by the Company, Executive agrees to pay them directly to the taxing authority and to indemnify and hold the Company and its Affiliates harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by Executive to make required payments.

22. Arbitration. Except as provided in Section 5 above, any dispute or controversy arising under or in connection with this Agreement (excluding any dispute or controversy arising under or in connection with Section 5 hereof) or otherwise in connection with Executive’s employment by the Company or the termination thereof that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such parties cannot agree on the selection of the arbitrator, such arbitrator shall be selected by the American Arbitration Association. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator; provided, however, that the arbitrator may award attorneys’ fees to the prevailing party, if permitted by applicable law. For the avoidance of doubt, this Section 22 shall not apply to any dispute or controversy arising under or in connection with Section 5 of this Agreement, which disputes and controversies shall be resolved in accordance with the terms set forth in Section 5.

23. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company and its Affiliates during the Employment Period (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive’s possession during Executive’s employment with the Company); provided, that any such request by the Company shall not be unduly burdensome or unreasonably interfere with Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires Executive’s cooperation in accordance with this Section 23, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by Executive in connection with such cooperation, subject to substantiation in accordance with applicable Company policy. In the event that the obligations under this Section 23 require more than twenty (20) hours of Executive’s time after the termination of the Employment Period, the Company shall thereafter pay to Executive compensation at an hourly rate equal to the quotient of (a) the Base Salary applicable on the date of the termination of Executive’s employment, divided by (b) 1,750.

24. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

25. No Third Party Beneficiaries. Except as expressly set forth in Section 5 above, nothing in this Agreement, expressed or implied, is intended to or shall confer on any person, other than the parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

RENTECH NITROGEN GP, LLC

/s/ D. HUNT RAMSBOTTOM, JR.

By:	D. Hunt Ramsbottom, Jr.

Title:	Chief Executive Officer

/s/ WILFRED R. BAHL, JR.
Wilfred R. Bahl, Jr.

EXHIBIT A

FORM OF RELEASE

In further consideration of the promises and mutual obligations set forth in the Employment Agreement between Wilfred R. Bahl, Jr. (“Executive”) and Rentech Nitrogen GP, LLC (the “Company”), dated as of                    , 2011 (the “Employment Agreement”), Executive hereby agrees as follows:

1. Return of Property. Executive has complied in all respects with Section 4(f) (“Return of Property”) of the Employment Agreement (as defined below).

2. General Release and Waiver of Claims.

(a) Release. In consideration of the payments and benefits provided to Executive under the Employment Agreement and after consultation with counsel, Executive, personally and on behalf of each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, and agents and all persons acting in concert with them or any of them (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, including without limitation, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, that the Releasors had, have, may have, or in the future may possess, arising out of (i) Executive’s employment relationship with and service as an employee, officer or director of the Company and/or its affiliates, and the termination of such relationship(s) or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that Executive does not release, discharge or waive any rights to payments and benefits provided under Section 4(a) or 4(b) of the Employment Agreement, as applicable, that are contingent upon the execution by Executive of this Agreement, any vested benefits, any rights to indemnification, or any rights as a shareholder of the Company.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR

HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, Executive hereby acknowledges and confirms the following:

(i) Executive was, and is hereby, advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney;

(ii) Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto;

(iii) Executive knowingly and voluntarily accepts the terms of this Agreement;

(iv) the payments and benefits provided to Executive in consideration of this release are in addition to any amounts otherwise owed to Executive; and

(v) this Agreement is written in a manner designed to be understood by Executive and he understands it. Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c) No Assignment. Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

3. Proceedings. Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to any Claims released under this Agreement, including without limitation, any Claims relating to his employment or the termination of his employment, (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Notwithstanding the foregoing, Executive may bring to the attention of the United States Equal Employment Opportunity Commission (the “EEOC”) claims of discrimination. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

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4. Remedies. In the event Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in Paragraph 2(b) of this Agreement within the seven (7)-day period provided under Paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the severance provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. The foregoing shall not apply to Executive’s bringing to the attention of the EEOC any claims of discrimination. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Agreement. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

6. Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of its affiliates.

7. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Illinois regardless of the law that might be applied under principles of conflicts of laws.

8. Arbitration. Except as otherwise provided in Section 5 (“Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement”) or Section 22 (“Arbitration”) of the Employment Agreement, any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with Executive’s employment by the Company or the termination thereof that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive or, if such parties cannot agree on the selection of the arbitrator, the arbitrator shall be selected by the American Arbitration Association. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator; provided, however, that the arbitrator may award attorneys’ fees to the prevailing party, if permitted by

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applicable law.

9. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

General Counsel

Rentech, Inc.

10877 Wilshire Blvd., Suite 600

Los Angeles, CA 90024

To Executive:

To the address on file in the permanent records of the Company at the time of the notice.

In the event the Company relocates its executive offices, the then-effective address shall be substituted for that set forth above. All notices hereunder shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt; or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, Executive has executed this Release this     day of                    20    .

Wilfred R. Bahl, Jr.

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